UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2006

Mesa Offshore Trust

(Exact name of registrant as specified in its charter)

Texas	1-8432	76-6004065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

JPMorgan Chase Bank, N.A., Trustee Institutional Trust Services 700 Lavaca Street Austin, Texas		78701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 479-2562

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Legal Proceeding

On January 13, 2006, MOSH Holding, L.P. filed its Plaintiff’s Verified Application for Emergency Appointment of a Temporary Trustee in Case No. 2006-01984, MOSH Holding, L.P. v. Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc.; Woodside Energy (USA), Inc.; and JPMorgan Chase Bank, N.A., as Trustee of the Mesa Offshore Trust, in the District Court of Harris County, Texas, 334th Judicial District.  This case follows the transfer of certain prior causes of actions filed by the plaintiff in Case No. GN501113, filed in the District Court of Travis County, Texas, 250th Judicial District, against Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc.; Woodside Energy (USA), Inc.; and JPMorgan Chase Bank, N.A., as Trustee of the Mesa Offshore Trust.

A hearing has been scheduled for 11:00 a.m. on Friday, January 27, 2006, in the 334th Judicial District Court in Harris County, Texas to hear the plaintiff’s motion for an emergency appointment of a temporary Trustee.

As previously disclosed by press release on November 30, 2005, JPMorgan Chase Bank, N.A. announced its intention to resign as Trustee of the Mesa Offshore Trust effective January 31, 2006.  The Trustee intends to support any efforts by unitholders to identify and appoint a qualified successor Trustee, but it will not recommend or propose any successors to avoid any appearance of conflict in connection with the pending litigation.  In its pleading on January 13, 2006, MOSH Holding continues to propose the appointment of Timothy Roberson, an individual and affiliate of the plaintiff, for appointment as temporary Trustee.  As such, Mr. Roberson would not constitute a qualified Trustee under the terms of the Trust’s Royalty Trust Indenture.  The Trustee intends to seek from the court, and support, an orderly transition of its functions, including SEC reporting, tax reporting and cash management services.

The Trustee welcomes any other unitholders to make alternative proposals regarding a qualified successor Trustee at or prior to this meeting.  Please contact the Trustee at the contact numbers set forth on this Form 8-K with any additional questions or proposals.

Item 9.01  Financial Statements and Exhibits.

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Offshore Trust

	By:	JPMorgan Chase Bank, N.A., as Trustee

Date: January 18, 2006	By:	/s/ Mike Ulrich
Mike Ulrich
Vice President and Trust Officer